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                                  EXHIBIT-23.3

                          INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in the Registration Statements File Nos. 333-11067, 333-15907, 333-17021, 333-23035, 333-37247, 333-37383,
333-41603, 333-58045, 333-68505, 333-76379, 333-76757, 333-82134, 333-82569,
333-84419, 333-88813, 333-88819, and 333-91621 of General Growth Properties,
Inc. on Form S-3 and the Registration Statements File Nos. 33-79372, 333-07241, 333-11237, 333-28449, 333-74461, 333-79737 and 333-105882 of General Growth
Properties, Inc. on Form S-8 of our report dated January 5, 2004 (which report expresses an unqualified opinion and includes an explanatory paragraph that states that the statement of certain revenues and certain expenses of Foothills Mall and Shops ("Statement") was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission, that material amounts, as described in note 1 to the Statement that would not be directly attributable to those resulting from future operations of Foothills Mall and Shops are excluded, and the Statement is not intended to be a complete presentation of the revenues and expenses of Foothills Mall and Shops), with respect to the Statement for the year ended December 31, 2002, appearing in this current report on Form 8-K/A.

/s/ Deloitte & Touche LLP

Chicago, Illinois
January 13, 2004